Exhibit No. 10.20
DEVON ENERGY CORPORATION
2009 LONG-TERM INCENTIVE PLAN
NON-MANAGEMENT DIRECTOR
NONQUALIFIED STOCK OPTION AWARD AGREEMENT
     THIS NONQUALIFIED STOCK OPTION AGREEMENT (the “Award Agreement”), entered into as of %%OPTION_DATE%-% (the “Date of Grant”), by and between DEVON ENERGY CORPORATION (the “Company”) and %%FIRST_NAME%-% %%MIDDLE_NAME%-% %%LAST_NAME%-% (the “Participant”);
WITNESSETH:
     WHEREAS, the Participant is a nonemployee director of the Company, and it is important to the Company that the Participant be encouraged to remain a director of the Company; and
     WHEREAS, in recognition of such facts, the Company desires to provide to the Participant a nonqualified stock option to purchase %%TOTAL_SHARES_GRANTED%-% shares of the Common Stock of the Company (the “Covered Shares”), as hereinafter provided, pursuant to the “Devon Energy Corporation 2009 Long-Term Incentive Plan” (the “Plan”), a copy of which is attached hereto.
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the Participant and the Company hereby agree as follows:
     Section 1. Grant of Stock Option. The Company hereby grants to the Participant a nonqualified stock option (the “Stock Option”) that is not intended to qualify under Section 422 of the Code, to purchase all or any part of the Covered Shares (the “Stock Option”) subject to the terms and conditions of this Award Agreement and the Plan, which is incorporated herein by reference and made a part hereof for all purposes. The purchase price for each Covered Share to be purchased hereunder shall be the exercise price set forth on the Cover Page (the “Exercise Price”).
     Section 2. Times of Exercise of Stock Option. The Stock Option shall be fully exercisable on and after the Date of Grant.
     Section 3. Term of Stock Option. The Stock Option shall cease to be exercisable on the earliest to occur of:
     (a) The Expiration Date set forth on the Cover Page.
     (b) The three-year anniversary of the Participant’s Date of Termination.
     (c) If the Participant’s Date of Termination occurs by reason of the Participant’s Mandatory Retirement, the Expiration Date set forth on the Cover Page.
     Section 4. Nontransferability of Stock Option. The Stock Option may be exercised during the lifetime of the Participant only by the Participant. Without limiting the generality of the previous sentence, the Stock Option shall not be assigned, transferred (except as provided above), pledged or hypothecated in any way whatsoever, shall not be assigned by operation of law and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Stock Option contrary to the provisions hereof shall be null and void and without effect. However, in the event of a Participant’s death, the Stock Option may be transferred in accordance with the provisions of a Participant’s will, the applicable laws of descent and distribution or, a beneficiary designation that is in a form approved by the Committee.

     Section 5. Method of Exercising Stock Option.
     (a) Procedures for Exercise. The Stock Option may be exercised prior to the Expiration Date by providing written notice in the form prescribed by the Company to the Secretary of the Company or following the electronic exercise procedures adopted by the Company. The written notice shall state the election to exercise the Stock Option, the number of Covered Shares to be purchased upon exercise, the form of payment to be used, and shall be signed by the person exercising the Stock Option.
     (b) Form of Payment. Payment of the full Exercise Price for the Covered Shares purchased under this Award Agreement shall accompany the Participant’s notice of exercise, together with full payment of applicable withholding taxes, if any. Payment shall be made (i) in cash or by check, draft or money order payable to the order of the Company; (ii) by delivering shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the Exercise Price, but only to the extent such form of payment would not result in a compensation expense to the Company for financial accounting purposes with respect to the shares of Common Stock used to pay the Exercise Price unless otherwise determined by the Committee; or (iii) a combination of the foregoing.
     (c) Further Information. In the event the Stock Option is exercised, pursuant to the foregoing provisions of this Section 5, by any person other than the Participant due to the Participant’s death, notice shall also be accompanied by appropriate proof of such person’s right to exercise the Stock Option. The notice so required shall be given electronically, by personal delivery to the Secretary of the Company or by registered or certified mail, addressed to the Company at 20 North Broadway, Oklahoma City, Oklahoma 73102-8260, Attention: Secretary, and it shall be deemed to have been given when it is delivered or when it is deposited in the United States mail in an envelope addressed to the Company, as aforesaid, properly stamped for delivery as a registered or certified letter.
     Section 6. Securities Law Restrictions. The Stock Option shall be exercised and Common Stock issued only upon compliance with the Securities Act of 1933, as amended (the “Act”), and any other applicable securities law, or pursuant to an exemption therefrom. If deemed necessary by the Company to comply with the Act or any applicable laws or regulations relating to the sale of securities, the Participant, at the time of exercise and as a condition imposed by the Company, shall represent, warrant and agree that the Covered Shares subject to the Stock Option are being purchased for investment and not with any present intention to resell the same and without a view to distribution, and the Participant shall, upon the request of the Company, execute and deliver to the Company an agreement to such effect.
     Section 7. Notices. All notices or other communications relating to the Plan and this Award Agreement as it relates to the Participant shall be in writing and shall be delivered personally or mailed (U.S. Mail) by the Company to the Participant at the then current address as maintained by the Company or such other address as the Participant may advise the Company in writing.
     Section 8. Definitions. Words, terms, or phrases used in this Award Agreement shall have the meanings set forth in this Section 8. Capitalized terms used in this Award Agreement but not defined herein shall have the meaning designated in the Plan.
     (a) “Act” has the meaning set forth in Section 6.
     (b) “Award Agreement” has the meaning set forth in the preamble.
     (c) “Code” means Internal Revenue Code of 1986, as amended.
     (d) “Company” has the meaning set forth on the Cover Page.

     (e) “Covered Shares” has the meaning set forth in the preamble.
     (f) “Date of Grant” has the meaning set forth in the preamble.
     (g) “Date of Termination” means the first day occurring on or after the Date of Grant on which the Participant is not a member of the Board.
     (h) “Exercise Price” has the meaning set forth in Section 1.
     (i) “Expiration Date” has the meaning set forth on the Cover Page.
     (j) “Mandatory Retirement” means the Participant’s mandatory retirement from the Board of Directors at the next annual meeting of shareholders following the date the Participant reaches his 73rd birthday.
     (k) “Participant” has the meaning set forth in the preamble.
     (l) “Plan” has the meaning set forth in the preamble.

“COMPANY”	DEVON ENERGY CORPORATION
a Delaware corporation

“PARTICIPANT”	%%FIRST_NAME%-% %%MIDDLE_NAME%-%
%LAST_NAME%-%
%%ADDRESS_LINE_1%-%
%%ADDRESS_LINE_2%-%
%%CITY%-%, %%STATE%-%, %%ZIPCODE%-%
ID %%EMPLOYEE_IDENTIFIER%-%